                              LOCAL MARKET AGREEMENT


      THIS LOCAL MARKET AGREEMENT (this "Agreement") is made and entered into as of this___ day of ________, 1996 by and between JONES EASTERN RADIO OF AUGUSTA,

INC., Debtor-In-Possession  ("Jones Eastern"), and MULTI-MARKET RADIO, INC., a

Delaware corporation ("Multi-Market").



      WHEREAS, Jones Eastern owns and operates radio broadcast stations

WAEG(FM), Waynesboro, Georgia, and WAEJ(FM), Evans, Georgia (the "Stations");

and



      WHEREAS, Multi-Market desires to provide programming to the Stations, and

Jones Eastern desires to broadcast the programming provided by Multi-Market;



      NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be fully bound hereby, Multi-Market and Jones Eastern hereby agree as follows:



      1. Basic Agreement. Subject to the terms of this Agreement and the exceptions set forth herein, and to the applicable rules, regulations and policies of the Federal Communications






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Commission (the "FCC"), Multi-Market agrees to provide and Jones Eastern agrees to accept programming on the Stations as set forth in this Agreement. Jones

Eastern agrees to broadcast the programming including commercial announcements supplied by Multi-Market without interruption, deletion or addition of any kind,

except as provided in this Agreement and subject to Jones Eastern's obligations under the statutes, rules, regulations and policies of the FCC.



      2.  Hours of Programming. Multi-Market will supply, and Jones Eastern will transmit, subject to the exceptions set forth in Sections 6 and 8 below,

programming for all periods of broadcast operations as long as this Agreement remains in full force and effect.




      3.  Term of Agreement. The term of this Agreement (the "Term") shall commence on the date hereof and shall terminate upon the earlier to occur of (i)

the Closing under (and as defined in) that certain Purchase Agreement dated

March 4, 1996 (the "Purchase Agreement") by and between Multi-Market and Jones

Eastern, or (ii) the termination of the Purchase Agreement in accordance with its terms, unless sooner terminated pursuant to the provisions of Section 21 of this Agreement or unless extended by the mutual written agreement of the parties.  Multi-Market represents and warrants to Jones Eastern that during the

Term of this Agreement, Multi-Market will neither take any action nor fail to take any action, the direct result of which will cause Jones Eastern to be in breach of its covenants, representations and warranties under the Purchase

Agreement.




      4. Sale of Advertising Time; Accounts Receivable. In consideration for the furnishing by


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Multi-Market of the programming to Jones Eastern, Jones Eastern agrees that from and after the date of this Agreement, Multi-Market may sell (or engage a third party to sell) all of the commercial time on the Stations for Multi-Market's account and may collect all revenues generated by such sales. All accounts receivable owing to Jones Eastern arising out of the business and operations of the Stations prior to the date of this Agreement shall be assigned to Multi-

Market for collection only, which collection shall be for the account of Jones

Eastern. Within ten (10) days of the date of this Agreement, Jones Eastern shall provide Multi-Market with a complete list of all such accounts receivable,

showing the name, amount and age of each such account. Multi-Market shall make reasonable efforts to collect such accounts receivable on Jones Eastern's behalf consistent with the manner it collects its own accounts receivable; provided,

however, that Multi-Market shall not be obligated to refer any of the accounts receivable to a collection agency or attorney for collection, and shall not make any compromise or settlement of such account without the express prior approval of Jones Eastern. For a period of ninety (90) days following the date of this

Agreement (the "Collection Period"), Multi-Market shall on the 15th and 30th days of each month remit to Jones Eastern the amounts collected on such accounts receivable, net of commissions approved by Jones Eastern which Multi-Market shall deduct and pay out of collections, together with an accounting thereof.

Any payment received by Multi-Market from any customer owing such account receivable shall first be applied in reduction of such account receivable, and not to any amounts owed to Multi-Market by such customer; provided, however,

that in the case of any account receivable for which there exists a bona fide dispute between Jones Eastern and such account debtor which pre-existed the date of this Agreement, Multi-Market shall not be obligated to first apply any such payment to the account receivable of Jones Eastern but


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only to the extent of the amount in dispute. At the expiration of the Collection

Period, Multi-Market shall deliver to Jones Eastern any remaining accounts receivable of Jones Eastern and all records pertaining to same. Multi-Market agrees to run the trade and commercial spots sold by Jones Eastern prior to the date of this Agreement, but to be broadcast after the date hereof, at the times contracted for by Jones Eastern. A list of all trade and commercial spots sold by Jones Eastern to be broadcast during programming provided by Multi-

Market shall be provided to Multi-Market within ten (10) days of the date of this Agreement.




      5.  Compensation. In consideration for Multi-Market's right to sell commercial time and collect all of the revenues from such sales pursuant to this

Agreement, Multi-Market agrees to pay to Jones Eastern the compensation set out on Schedule A hereto.




      6.  Reservation of Time. Jones Eastern specifically reserves for its own use up to two (2) hours per week of programming time (the "Reserved Time")

during which it may broadcast programming of its choice. The Reserved Time shall be at a mutually agreed time on Sunday between the hours of 6:00 a.m. and 12:00 midnight, in segments of no less than one (1) hour. Jones Eastern will not sell advertising time during the Reserved Time.




      7.  Jones Eastern's Programming Discretion. In order to enable Jones

Eastern to fulfill its obligations under Section 317 of the Communications Act of 1934, as amended (the "Act"), Multi-Market in compliance with Section 507 of the Act will, in advance of any scheduled broadcast by the Stations, disclose to

Jones Eastern any information of which Multi-Market has


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knowledge, or which has been disclosed to it, as to any money, service or other valuable consideration which any person has paid or accepted, or has agreed to pay or to accept, for the inclusion of any matter as a part of the programming or commercial matter to be supplied to Jones Eastern pursuant to this Agreement.

Multi-Market will cooperate with Jones Eastern as necessary to ensure compliance with this provision. Commercial matter with obvious sponsorship identifications shall not require disclosure in addition to that contained in the commercial copy. Multi-Market further agrees that it will at all times conduct sales of,

and broadcast, commercial matter hereunder in compliance with all applicable statutes and regulations, including, without limitation, the rules and regulations of the FCC and the Act.



      It is further understood and agreed that Jones Eastern will retain ultimate authority and control over programming decisions for the Stations during the course of this Agreement and will be responsible for insuring that the Stations' overall programming is responsive to the needs and interests of the community. Multi-Market agrees that all such programming as presented by

Multi-Market will be in compliance with all applicable FCC rules and regulations and the Act. Jones Eastern shall continue to be responsible for maintenance of the Stations' public inspection file in good order as required by the FCC, to have prepared and timely filed in such file the quarterly issues/programs list as required by FCC rules and to timely file with the FCC all required reports and records.  Multi-Market shall provide Jones Eastern with any information concerning programming or commercial matter broadcast or to be broadcast on the

Stations as Jones Eastern shall reasonable request.


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      8.  Maintenance. Installation and Removal of Equipment; Responsibility for
Costs.


      (a)  Jones Eastern shall be responsible for maintenance and repair of the

Stations transmitter and antenna, and will keep those facilities operating in compliance with the rules and regulations of the FCC.


      (b)  Multi-Market shall be responsible for the salaries, commissions,

taxes, insurance and all other related costs for all personnel employed by

Multi-Market and involved in the production, broadcast and sale of its programming and commercial messages including, but not limited to, on-air personalities, sales persons and traffic personnel. Multi-Market shall also be responsible for all of its promotional expenses in connection with the programming it is to furnish for broadcast on the Stations. Jones Eastern shall be responsible for its own corporate expenses and obligations for borrowed money and for all direct operating costs of the Stations, including, but not limited to the following: all lease payments for use of the Stations' main studio and offices; salaries, payroll taxes, insurance and related costs of all personnel employed by Jones Eastern for the Stations; insurance costs relating to Jones

Eastern's assets and operations; power and other utility bills for the Stations'

main studio facilities, its transmitter sites and any other facilities it may have; maintenance of all transmitting equipment including costs of repairs and supplies; Jones Eastern's own telephone delivery and postal expenses; and

income, gross receipts, sales, personal property, real property and any other taxes of whatever nature related to Jones Eastern's ownership of the Stations assets or Jones Eastern's own programming efforts on the Stations.

Notwithstanding the foregoing, Multi-Market shall reimburse Jones Eastern for the operational expenses of the Stations which are incurred in the normal course of the Stations' business and are consistent with the past practices of the

Stations, including those which are specified in Schedule


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A hereto.



      9.  Multi-Market's Representations. Multi-Market represents and warrants that it has the right to enter into this Agreement and to provide programming to the Stations as provided for by this Agreement. Multi-Market further represents and warrants that the performing rights to all music contained in such programming are or will be licensed by BMI, ASCAP or SESAC, are in the public domain or are controlled by Multi-Market. Multi-Market agrees to indemnify and hold Jones Eastern, its directors, shareholders, officers, agents, employees,

successors and assigns free and harmless from any and all claims, losses,

damages, liabilities, costs or expenses, including reasonable attorneys' fees,

of every kind and nature incurred by Jones Eastern or such persons by reason of the breach of this representation and warranty by Multi-Market and for all claims, losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees, of every kind and nature arising from the broadcast of any programming or other matter by Multi-Market pursuant to this Agreement with respect to copyright infringement, libel, slander, defamation, infringement of trademarks, trade names or program titles, appropriation of name or likeness,

invasion of privacy or violation of the rules and regulations of the FCC. Multi-

Market agrees to defend at its own expense any action or proceeding arising out of its indemnification obligations hereunder.



      10. Facilities. Multi-Market shall provide programming to the Stations pursuant to this Agreement from facilities owned, leased or maintained by Jones

Eastern, and during the Term of this Agreement Multi-Market shall have the right to use Jones Eastern's Station Assets (as defined


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in the Purchase Agreement) in providing such programming. Jones Eastern shall,

at its sole expense, retain a general manager and the necessary staff as may be required by FCC rules and regulations, which manager and staff shall be responsible for maintaining the transmitting facilities of the Stations and insuring compliance with the technical operating and reporting requirements established by the FCC. The transmitting facilities of the Stations shall be maintained by Jones Eastern in accordance with all applicable FCC rules and regulations and all FCC licenses and authorizations for the Stations.

Throughout the Term of this Agreement, all transmitting equipment shall be in good operating condition consistent with standards of good engineering practice in the broadcast industry.




      11.  Monthly Reports. At Jones Eastern's request, Multi-Market shall submit to Jones Eastern in writing monthly reports in form reasonably satisfactory to Jones Eastern, which reports will cover programs and commercials delivered by Multi-Market and broadcast by the Stations.




      12.  Failure of Facilities.  Any failure or impairment (i.e. failure to broadcast at the Stations' full authorized height and power) of facilities or any delay or interruption in broadcast programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God,

strikes or threats thereof or force majeure or due to causes beyond the control of Jones Eastern shall not constitute a breach of this Agreement and Jones

Eastern will not be liable to Multi-Market.




      13.  No Restriction on Other Programming.  Nothing in this Agreement shall restrict


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Multi-Market from offering the programming and services provided by Multi-Market to Jones Eastern pursuant to this Agreement to any other radio Stations in the

Stations' market.



      14.  Maintenance of Licenses. Multi-Market agrees to maintain at Multi-

Market's expense such licenses, including performing rights licenses and including specifically performing rights licenses issued by ASCAP, SESAC and

BMI, as now are or hereafter may be in general use by radio broadcasting stations and as may be necessary for Multi-Market to broadcast the programming which Multi-Market furnishes to the Stations hereunder.



      15.  Assignability. Neither party hereto may assign or transfer any of its obligations or the rights or privileges granted to it under this Agreement without the other' s prior written consent, except that Multi-Market may assign its obligations, rights and privileges hereunder to an affiliate or wholly-owned subsidiary of Multi-Market in which case Multi-Market shall remain fully obligated under this Agreement as an assignor. Multi-Market or Jones Eastern shall be entitled to institute proceedings at law or in equity to enforce the specific performance of the provisions of this Section 15.



      16.  Modifications and Waivers. No inducements, representations or warranties except as specifically set forth in this Agreement and in the

Purchase Agreement have been made by any of the parties to this Agreement with respect to the subject matter hereof.  No provision of this Agreement shall be changed or modified, nor shall this Agreement be discharged in whole or in part, except by an agreement in writing, signed by the party against whom the change,


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modification or discharge is claimed or sought to be enforced, nor shall any waiver of any of the conditions or provisions of this Agreement be effective and binding unless such waiver shall be in writing and signed by the party against whom the waiver is asserted; and no waiver of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of any other provision. Nothing in this Agreement shall be construed to make

Jones Eastern and Multi-Market partners or joint venturers or to afford any rights to any third party other than as expressly provided herein.




      17. No Conflict. Both Jones Eastern and Multi-Market represent that they are empowered and able to enter into this Agreement, and that the execution,

delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.




      18.  Jones Eastern's Representations.  Jones Eastern makes the following further representations, warranties and covenants:



      (a)    Jones Eastern owns and holds all licenses and other permits and authorizations necessary for the operation of the Stations as presently conducted (including licenses, permits and authorizations issued by the FCC),

and such licenses, permits and authorizations will be in full force and effect for the entire Term hereof unimpaired by any acts or omissions of Jones Eastern,

its principals, employees or agents. There is not pending or, to Jones Eastern's best knowledge, threatened, any action by the FCC or other party to revoke,

cancel, suspend, refuse to renew or modify adversely any of such licenses,

permits or authorizations and, to Jones Eastern's best


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knowledge, no event has occurred which allows or, after notice or lapse of time or both, would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restrictions thereon of such a nature that may limit the operation of the Stations as presently conducted. Jones

Eastern has no reason to believe that any such license, permit or authorization will not be renewed during the Term of the Agreement in its ordinary course.

      (b)    All reports and applications required to be filed with the FCC

(including ownership reports and renewal applications) or any other government entity, department or body in respect of the Stations have been, and in the future will be, filed in a timely manner and are and will be true and complete and accurately present the information contained and required thereby. All such reports and documents, to the extent required to be kept in the public inspection files of the Stations, are and will be kept in such files.

      (c)    Jones Eastern has, and will throughout the Term hereof maintain,

good and marketable title to all of its assets and properties used in the operation of the Stations.

      (d)    Jones Eastern will maintain in full force and effect throughout the

Term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities comparable to those of the Stations. Any insurance proceeds received by Jones

Eastern in respect of damaged property will be used to repair or replace such property so that the operation of the Stations conforms with this Agreement.


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      19.  Notices.  All notices, demands and requests permitted or required under this Agreement shall be in writing and shall be deemed given on the date of personal delivery or on the date of receipt if mailed by certified mail,

postage prepaid and return receipt requested, or on the date of a stamped receipt if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or telecopy transmission to the following addresses:




      If to Jones Eastern:          C.J. Jones
                                    P.O. Box 8636
                                    Alexandria, LA 37103



      Copy to:                      Greg Skau, Esq.
                                    Pepper & Corazinni, L.L.P.
                                    1776 K Street Northwest, Suite 200
                                    Washington, DC 20006



      If to Multi-Market:           Mr. Michael G. Ferrel
                                    President and Chief Executive Officer
                                    Multi-Market Radio, Inc.
                                    One Monarch Place
                                    Suite 220
                                    Springfield, Massachusetts 01144
                                    Telecopy No. (413) 732-7851



      Copy to:                      Howard M. Berkower, Esq.
                                    Baker & McKenzie
                                    805 Third Avenue
                                    New York, New York 10155
                                    Telecopy No. (212) 759-9133


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      20.  Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the choice of law provisions thereof and is intended to be fully consistent with the

Act and all rules and regulations of the FCC, as applicable. The obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the FCC and all other government entities or authorities presently or hereafter to be constituted.



      21.  Termination. This Agreement may be terminated by either party, (a) in the event of a material breach of any of the terms of this Agreement or the

Purchase Agreement by the other party, which breach is not cured within thirty

(30) days following delivery of written notice of such breach together with a demand that it be cured, or (b) in the event of a material breach by the other party of any representation or warranty herein, or in any certificate, affidavit or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished, or (c) in the event either party is specifically required by the FCC to terminate this Agreement in order to comply with FCC rules or policies, or if there is a material change to Jones Eastern' s FCC authorizations which materially and adversely affects Jones Eastern's signal, quality or coverage.



      22. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be binding upon the party so executing it and when taken together shall constitute


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one and the same Agreement.




      23.  Construction. In the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.




      24.  Binding and Enforceable.  Subject to the provisions of Section 15 hereof, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.




      25.  No Broker. Each party represents that there is no broker or finder or other person who would have any valid claim against any of the parties to this

Agreement for a commission or brokerage fee or payment in connection with this

Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, either party hereto. Each party agrees to indemnify and hold harmless the other with respect to any such claim.




      26. No Limitation on Remedies. Except as otherwise expressly limited by the provisions of this Agreement, any failure by either party to comply with the provisions of this Agreement shall entitle the other party to assert any remedies available to it at law or in equity.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.



                                      MULTI-MARKET RADIO, INC.


                                      By: /s/ Krais Fox
                                         ----------------------------------
                                         Title:  Krais Fox
                                                 Secretary


                                      JONES EASTERN RADIO OF AUGUSTA, INC.,
                                      Debtor-In-Possession



                                      By: /s/ C.J. Jones
                                         ----------------------------------
                                         Title:  C.J. Jones
                                                 President/CEO



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                                   SCHEDULE A


        REIMBURSEMENT OF EXPENSES. Multi-Market shall pay to Jones Eastern each month on the first day of each month an amount sufficient to reimburse Jones Eastern for the following direct and indirect operating costs of the Stations: lease payments for the use of its main studio facilities and transmitter sites; power and other utility bills for its main studio facilities and transmitter sites; insurance costs relating to Jones Eastern's own assets and operations; maintenance of the transmitting facility, main studio and all equipment necessary for the operation of the Stations in compliance with the rules, regulations and policies of the FCC; the salary, payroll taxes, insurance and related costs of the engineer and general manager employed by Jones Eastern for the Stations; income, gross receipts, sales, real property, personal property and any other taxes of any nature whatsoever related to the operation of the Stations or Jones Eastern's own programming efforts on the Stations but expressly not including any corporate or franchise tax payments due from Jones Eastern to the State of Georgia; and such other direct and indirect operating costs of the Stations incurred at the request of Multi-Market.

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